Exhibit 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-10647, 333-64213 and 333-81185) of our report dated January 25, 2001 appearing in the Annual Report on Form 10-K of Acadiana Bancshares, Inc. and Subsidiaries for the year ended December 31, 2000.

/s/ Castaing, Hussey & Lolan, LLC
New Iberia, Louisiana
March 27, 2001